Exhibit 10.34
AMENDMENT TO EMPLOYMENT LETTER
Effective December 30, 2008
     Starwood Hotels & Resorts Worldwide, Inc. (“Company”) set out the terms of its offer of employment to the executive named below (“Executive”) pursuant to a letter with the date specified below (“Offer Letter”). The Company and the Executive desire to amend the severance provisions of the Offer Letter (“Amendment”) in order to evidence documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance thereunder (“Section 409A”), effective on the date specified above.

Executive:	Vasant Prabhu
Date of Offer Letter:	November 13, 2003
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. The section entitled “Sign-on Bonus”, “COBRA Payments” and “Relocation” are modified to clarify that the $100,000 one-time sign-on bonus, COBRA reimbursements and relocation benefits through Cendant Mobility Services specified in these sections were all fully paid not later than December 31, 2004 (prior to the effective date of Section 409A).
2.	The first paragraph of the section entitled “Severance” is modified to read as follows:

In the event that Starwood terminates your employment for any reason other than “cause” or you resign for “good reason,” Starwood will pay to you 12 months of your then current base salary, in a lump sum less all applicable withholdings (the “Termination Payment”), plus an amount equal to 12 times the COBRA charge on the payment date for the type of Company-provided group health plan coverage in effect for you (e.g., family coverage) on the date of your employment termination less the active employee charge for such coverage in effect on the date of your employment termination, in a lump sum less all applicable withholdings (the “COBRA Payment”). In addition, Starwood will accelerate 50% of your unvested restricted stock and stock options (the “Equity Acceleration”). In addition, the Company must deliver to you a customary release agreement (the “Release”) on the date of your employment termination, and as a condition to receipt of the Termination Payment you must (i) sign the Release and return the signed Release to the Company within the following number of days after the date on which the Company delivers the Release to you: 14 days if you are under age 40 on the date of your termination of employment, 21 days if you are at least age 40 on the date of your termination of employment and if your termination of employment is not part of a group termination program within the meaning Section 7(f)(1)(F)(ii) of the Age Discrimination in Employment Act of 1967, as amended, and 45 days if you are at least age 40 on the date of your termination of employment and your termination is part of such a group termination program (the “Release Period”); and (ii) not revoke the

Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended (the “Revocation Period”). The Company will then pay the Termination Payment to you in a lump sum 53 days following the date of your termination of employment, except as provided in the section entitled “Section 409A” below. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the Termination Payment. The Company will pay the COBRA Payment to you within 30 days following the date of your employment termination, except as provided in the section entitled “Section 409A” below. The Company will provide the Equity Acceleration to you within 30 days following the date of your employment termination. You will not be eligible for the Termination Payment, Equity Acceleration or COBRA Payment if you resign from your employment with the Company other than for “good reason.” In the event you allege a breach of “good reason” the Company will have 30 days to cure the alleged breach.

3.	A new section entitled “Section 409A” is added to read as follows:

This letter agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to any amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that such amounts and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. For purposes of any payment in this Agreement that is subject to Section 409A and triggered by your “termination of employment”, (i) “termination of employment” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and (ii) in the event you are a “specified employee” on the date of your termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of your termination of employment or, if later, by December 31, 2008, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), with respect to any payment that is subject to Section 409A, such payment shall not be paid earlier than six months after such termination of employment (if you die after the date of your termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to your estate without regard to such six-month delay). You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this Agreement.

          IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above written.

Dated: December 30, 2008

Vasant Prabhu

Starwood Hotels & Resorts Worldwide, Inc.

Dated: December 30, 2008	BY:
NAME:
TITLE:

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